SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) April 28, 2006
GRUBB & ELLIS COMPANY
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of formation)	1-8122 (Commission File Number)	94-1424307 (IRS Employer Identification No.)
500 West Monroe Street, Suite 2800, Chicago, Illinois 60661
(Address of principal executive offices)   (Zip Code)
Registrant’s telephone number, including area code   (847) 698-6700
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 9.01. Financial Statements and Exhibits.
Series A-1 Preferred Stock Exchange Agreement
Registration Rights Agreement

Item 1.01 Entry into a Material Definitive Agreement.

     On April 28, 2006, Grubb & Ellis Company (the “Company”) entered into an exchange agreement (the “Exchange Agreement”) with Kojaian Ventures, L.L.C. (“KV”) with respect to the 11,725 shares of the Company’s Series A-1 Preferred Stock, having a stated value of $1,000 per share (the “Preferred Stock”), beneficially owned by KV. KV is an affiliate of the Company’s Chairman of the Board of Directors, and is also an affiliate of Kojaian Holdings, LLC (“KH”), which owns 2,425,576 shares of the Company’s common stock, par value $.01 per share (the “Common Stock”). In addition to beneficially owning the Preferred Stock, KV also owns 1,337,358 shares of Common Stock. The Exchange Agreement provides that KV exchange all of the Preferred Stock, for (i) 11,173,925 shares of Common Stock, which is the common share equivalent that the holder of the Preferred Stock is entitled to receive upon a liquidation, merger, consolidation, sale or change in control of the Company, and (ii) a cash payment of $10,056,532.50 (or $.90 per share of each newly issued share of Common Stock). The closing of the Exchange Agreement will occur simultaneously with, and is expressly conditioned upon, the closing of the proposed public offering of the Company’s Common Stock pursuant to the Registration Statement on Form S-1 filed by the Company on April 28, 2006. The fair value of the consideration transferred to KV in excess of the carrying amount of the preferred stock in the Company's financial statements will be classified as a preferred dividend in the period the transaction becomes effective, therefore reducing the amount of earnings available to common stockholders for the respective period.
     Upon a liquidation, merger, consolidation, sale or change in control of the Company the holder of the Series A-1 Preferred Stock is entitled to be paid prior to any payment is made to holders of Common Stock in an amount equal to the greater of (i) of $23.5 million (twice the stated value of the Preferred Stock), and (ii) the amount payable per share of Common Stock based upon the 11,173,925 common stock share equivalent. The holder of the Preferred Stock is also entitled to vote on all matters that are subject to the vote of common stockholders based upon the 11,173,925 common stock share equivalent. Such Common Stock share equivalent is currently equal to approximately 54% of all voting common stock. Further, in addition to being entitled to vote on all matters subject to the vote of common stockholders, the holder of the Preferred Stock is also entitled to a separate class vote with respect to certain proposed corporate actions. Specifically, the affirmative vote of a majority of the Preferred Stock issued and outstanding is required in order for the Company to (i) amend or repeal any provision of the Company’s certificate of incorporation of by-laws, (ii) authorize or effect the payment of any dividends or the redemption or purchase of capital stock of the Company or rights to acquire capital stock of the Company, (iii) authorize or effect the issuance by the Company of any shares of capital stock or rights to acquire capital stock other (x) than pursuant to certain options, warrants, conversions, subscription rights in existence on March 7, 2002 or thereafter approved with the consent of the holders of the majority of the Preferred Stock, or (y) pursuant to stock option, stock bonus or other employee stock plans for the benefit of the employees and consultants and outside directors of the Company or its subsidiaries in existence as of such date or thereafter approved with a consent of the holders of the majority of the Preferred Stock, or (iv) amend, alter or appeal the preferences, special rights or other powers of the Preferred Stock, which includes the authorization and issuance of any preferred security with a preference over, or on parity with, the Preferred Stock.
     On April 28, 2006 the Company also entered into a registration rights agreement (the “Registration Rights Agreement”) with KV and KH. Pursuant to the Registration Rights Agreement, the Company has granted KV, KH and their affiliates (collectively, the “Kojaian Entities”) demand and piggyback registration rights with respect to shares of Common Stock of the Company which they own or which they may acquire in the future. In connection with the exercise of any such rights, the Company is required to pay certain registration expenses, including the fees of a single counsel for the selling stockholders. In addition, in connection with any sale of shares pursuant to the exercise of the registration rights, the Company has agreed to indemnify the Kojaian Entities from and against losses caused by material misstatements and omissions in the offering documents or other violations of the federal or states securities laws. In certain circumstances, the Kojaian Entities may assign their rights contained in the Registration Rights Agreement. The Registration Rights Agreement replaces the registration rights granted by the Company to certain Kojaian Entities pursuant to an agreement entered into in 1996.
     The foregoing is only intended to be a summary of the terms of each of the Exchange Agreement and the Registration Rights Agreement, and is not intended to be a complete discussion of either agreement. Accordingly, the foregoing is qualified in its entirety by reference to the full text of each of the Exchange Agreement and the Registration Rights Agreement. A copy of each of the Exchange Agreement and Registration Rights Agreement is annexed as an Exhibit to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

     (d) The following are filed as Exhibits to this Current Report on Form 8-K:
1.	Series A-1 Preferred Stock Exchange Agreement dated as of April 28, 2006 by and between Grubb & Ellis Company and Kojaian Ventures, L.L.C.

2.	Registration Rights Agreement dated as of April 28, 2006 by and between Grubb & Ellis Company, Kojaian Ventures, L.L.C. and Kojaian Holdings, LLC.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly authorized and caused the undersigned to sign this Report on the Registrant’s behalf.

GRUBB & ELLIS COMPANY
By:	/s/ Shelby E. Sherard
Shelby E. Sherard
Chief Financial Officer

Dated: April 28, 2006